Exhibit 99.2

SAKS INCORPORATED DECLARES SPECIAL CASH DIVIDEND

OF $4 PER SHARE

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (October 3, 2006) – Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) today announced that its Board of Directors has declared a special cash dividend of $4 per share.

The dividend payout will total approximately $550 million based on the current shares outstanding. Douglas E. Coltharp, Chief Financial Officer of the Company, commented, “We believe this special dividend represents an efficient and straightforward way to distribute to all of our shareholders a substantial portion of the Company’s excess cash, which includes the $285 million in proceeds from the sale of Parisian completed yesterday.”

The special dividend will be payable on November 30, 2006 to shareholders of record as of November 15, 2006. Because of the magnitude of the special cash dividend, the New York Stock Exchange has determined that the ex-dividend date will be December 1, 2006, the business day following the payable date for the special cash dividend. Shareholders of record on the November 15, 2006 record date who subsequently sell their shares of common stock prior to December 1, 2006 will also be selling their right to receive the special cash dividend.

Coltharp added, “We currently have approximately $750 million of invested cash and no principal borrowings under our $500 million revolving credit facility. The maturity date on the revolving credit facility has been extended to September 2011 effective with the sale of Parisian. We believe that the invested cash remaining after the dividend payment and the unfunded liquidity in our revolving credit facility will provide flexibility for potential additional balance sheet refinements, further investments in our business, and additional purchases of common stock.” The Company has remaining availability of approximately 37.4 million shares under its existing repurchase authorization programs.

The Company has made a preliminary determination that the $4 per share special cash dividend will result in a partial return of capital to shareholders with the balance being taxable to shareholders at the dividend tax rate. The exact amount of the return of capital is dependent on the earnings of the Company through the end of its fiscal year and is subject to confirmation through the completion of a formal evaluation process which is expected to take several months. Once a final determination is made, the Company will make appropriate public disclosure. Shareholders are encouraged to consult with their financial advisors regarding the circumstances of their

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individual tax situation and the specific implications of the deferral of the ex-dividend date to December 1, 2006.

In accordance with the antidilution provisions of the Company’s 2004 Long-Term Incentive Plan, the Company’s Board of Directors has exercised its discretion to adjust the number of shares available for award under the Plan and the number of shares subject to, and the exercise price of, each outstanding employee stock option to reflect the payment of the dividend. The adjustments will be made as soon as practicable following the opening of NYSE trading in the Company’s common stock on December 1, 2006, the ex-dividend date. While holders of the Company’s outstanding employee stock options will receive no incremental economic value from the antidilution adjustments, the Company anticipates it will incur a non-cash charge in the fourth quarter of fiscal 2006 of approximately $17 million to $18 million to reflect the revaluation requirements of Financial Accounting Standard 123R.

The Company has made a final determination that the $4 per share special cash dividend paid on May 1, 2006 did not include any return of capital to shareholders and will therefore be taxable to shareholders at the dividend tax rate.

Saks Incorporated currently operates Saks Fifth Avenue Enterprises (SFAE), which consists of 53 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates 62 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; and the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation. For

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additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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